Exhibit 99.1

For Immediate Release:	Contact:	Howard Green
SVP of Corporate Development (914) 921-7729

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Results for the Second Quarter 2022

-	Second quarter net income for 2022 was $17.3 million, an increase of $0.2 million vs. 2021
-	GAAP earnings of $0.66 per share compared to $0.64 per share in 2021
-	AUM of $28.7 billion at June 30, 2022 vs. $34.6 billion a year ago
-	Ended quarter with $143.6 million of cash and investments, net of debt

Greenwich, Connecticut, August 2, 2022 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) today reported its operating results for the quarter ended June 30, 2022.

Giving Back to Society – (Y)our “S” in ESG

We are committed to allowing our shareholders to choose the recipients of our charitable contributions.  Each shareholder has the ability to designate the recipients of charitable contributions by our company in proportion to the number of shares of GAMCO that the registered shareholder owns.

Since the inception of GAMCO’s shareholder designated charitable contribution program in 2013, shareholders have designated charitable gifts of $48 million to approximately 350 charitable organizations. Since our initial public offering in February 1999, our firm’s combined charitable donations total approximately $74 million.

This charitable program, based upon a similar program offered by Berkshire Hathaway from 1981-2003, is just one aspect of our firm’s commitment to ESG investing at both the firm level as well as within our portfolios, where we have been managing dedicated mandates since 1987.

(Y)our Climate and Environmental Initiative

To demonstrate our commitment to our climate, we have waived the fees and absorbed all costs on the initial $100 million in assets in Love Our Planet & People (“LOPP”). LOPP, the first in a series of semi-transparent exchange traded funds (“ETFs”), invests in companies promoting sustainability in areas including renewable power generation and transmission, water purification and conservation, including the reduction and elimination of long-lived wastes.

Across all products, our bottom-up research process seeks to identify potential environmental liabilities and, often more importantly, opportunities to solve environmental issues with new products, services, or approaches to delivering existing products and services.

Results for the Second Quarter

Revenues

-	Revenues for the second quarter of 2022 were $65.6 million compared with $75.6 million in the second quarter of 2021.

-	Investment advisory fees were $60.2 million in the second quarter of 2022 versus $68.9 million in the year ago quarter:

-	Fund revenues were $40.4 million compared to $48.4 million in the second quarter of 2021.

-
Institutional and Private Wealth Management revenues, which are generally billed on portfolio values at the beginning of the quarter, were $17.5 million compared to $18.6 million in last year’s second quarter.

-	SICAV revenues were $2.3 million compared to $1.9 million in the year ago quarter.

-	Distribution fees from our equity mutual funds and other income were $5.4 million during the second quarter of 2022 and $6.7 million in the prior year quarter.

Operating Income

Operating income was $28.3 million versus $24.8 million in the second quarter of 2021. Waiver of CEO compensation bolstered operating income by $7.9 million in the second quarter of 2022.

Non-Operating Income

Mark-to-market investment losses were $4.0 million in the second quarter of 2022, a negative swing of $7.1 million from the gains of $3.1 million in the second quarter of 2021. Interest expense was $0.8 million in the second quarter of 2022 versus $0.6 million in the second quarter of 2021.

Income Taxes

GAMCO’s effective tax rate (“ETR”) for the quarter ended June 30, 2022 was 26.5% versus 37.4% for the quarter ended June 30, 2021. The decrease in the ETR for the 2022 quarter was primarily due to less non-deductible compensation as compared to the respective 2021 period.

Balance Sheet

GAMCO ended the quarter with cash and investments of $177.3 million and $33.7 million of subordinated debt, issued to shareholders via a dividend of $2.00 per share, and maturing on June 15, 2023.

Business Highlights

-	On April 20th, the Gabelli Utility Trust completed a successful rights offering and raised $50 million of common shares.

-
On April 29th, GAMCO hosted its 16th annual Omaha Research Trip in conjunction with the Berkshire Hathaway Annual Meeting. This Value Investor Conference attracted a record number of participants with Gabelli portfolio managers anchoring panels with noted Berkshire experts and regional CEOs.

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On May 10th, the fourth Gabelli actively managed semi-transparent ETF, the Gabelli Financial Services Opportunity Fund (“GABF”), was launched. GABF focuses on companies in financial services. The fund’s adviser is absorbing expenses, including management fees, on the first $25 million of net assets for one year from the commencement of the Fund’s operations.

-	On June 30th, the Gabelli Global Utility & Income Trust raised $9 million of common shares via a rights offering.

Subsequent to the end of the 2nd quarter:

-	On July 1st, Ellsworth Growth and Income Fund (NYSE: ECF) had a $25 million closing of a private placement of 4.40% Series B Cumulative Preferred Shares.

-
The Gabelli U.S. Treasury Money Market Fund, which is SALT free and has the lowest cost of any U.S. Treasury money market fund, had $500 million of inflows bringing the total assets in the fund to over $2.4 billion.

Return to Shareholders

During the quarter, GAMCO paid a dividend of $0.04 per share for a total of $1.1 million and purchased 183,597 shares for $3.8 million at an average price of $20.63 per share. From July 1, 2022 to August 2, 2022, the Company has purchased 32,417 shares at an average price of $20.94 per share.

On August 2, 2022, GAMCO’s board of directors declared a regular quarterly dividend of $0.04 per share, which is payable on September 27, 2022 to class A and class B shareholders of record on September 13, 2022.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven value approach to equity investing (known in the trade as PMV with a CatalystTM). GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 4 actively managed semi-transparent ETFs, and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors. In recent years, GAMCO has successfully integrated new teams of RIAs by providing attractive compensation arrangements and extensive research capabilities.

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and U.S. Treasury Money Market Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 entered the mutual fund business.

Table I: Assets Under Management and Fund Flows - 2nd Quarter 2022 (in millions)
					Fund
				Market	distributions,
	March 31,			appreciation/	net of	June 30,	June 30,
	2022	Inflows	Outflows	(depreciation)	reinvestments	2022	2021
Equities:
Mutual Funds	$9,824	$230	$(394)	$(1,302)	$(4)	$8,354	$10,206
Closed-end Funds	8,097	59	(12)	(981)	(127)	7,036	8,499
Institutional & PWM (a)	12,674	61	(297)	(1,869)	-	10,569	13,590
SICAV	879	169	(90)	(72)	-	886	665
Total Equities	31,474	519	(793)	(4,224)	(131)	26,845	32,960

100% U.S. Treasury Money Market Fund	1,872	1,036	(1,074)	2	-	1,836	1,633
Institutional & PWM Fixed Income	32	-	-	-	-	32	32
Total Treasuries & Fixed Income	1,904	1,036	(1,074)	2	-	1,868	1,665
Total Assets Under Management	$33,378	$1,555	$(1,867)	$(4,222)	$(131)	$28,713	$34,625

(a) Includes $185, $184, and $154 of 100% U.S. Treasury Fund AUM at March 31, 2022, June 30, 2022, and June 30, 2021, respectively.

Table II
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Investment advisory and incentive fees	$60,248	$68,885	$124,010	$130,355
Distribution fees and other income	5,355	6,739	11,216	13,197
Total revenues	65,603	75,624	135,226	143,552

Compensation costs (a)	24,215	31,298	53,273	61,980
Management fee expense (a)	365	3,035	1,677	5,552
Distribution costs	6,672	7,771	13,817	14,742
Other operating expenses	6,086	8,671	12,233	13,975
Total expenses	37,338	50,775	81,000	96,249

Operating income	28,265	24,849	54,226	47,303

Investment gain/(loss), net	(3,967)	3,088	(6,561)	3,953
Interest expense	(771)	(625)	(1,587)	(1,287)
Non-operating gain/(loss)	(4,738)	2,463	(8,148)	2,666

Income before income taxes	23,527	27,312	46,078	49,969
Provision for income taxes	6,241	10,211	11,338	16,918
Net income	$17,286	$17,101	$34,740	$33,051

Net income:
Basic	$0.66	$0.65	$1.33	$1.25
Diluted	$0.66	$0.64	$1.32	$1.24

Weighted average shares outstanding:
Basic	26,063	26,316	26,149	26,354
Diluted	26,323	26,869	26,407	26,632

Actual shares outstanding (b)	26,395	27,204	26,395	27,204

(a) For the three and six months ended June 30, 2022, the CEO waiver reduced compensation costs by $6,525 and $9,909, respectively, and management fee expense by $1,371 and $2,108, respectively.
(b) Includes 402 and 967 RSA shares at June 30, 2022 and 2021, respectively.

Table III
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30,	December 31,	June 30,
	2022	2021	2021

ASSETS
Cash, cash equivalents, and U.S. Treasury Bills	$133,890	$142,027	$118,194
Investments in securities	25,465	20,259	21,698
Seed capital investments	17,907	12,085	12,045
Receivable from brokers	3,653	3,930	5,615
Other receivables	22,614	34,943	28,626
Deferred tax asset and income tax receivable	9,813	6,707	8,616
Other assets	11,481	11,721	12,334
Total assets	$224,823	$231,672	$207,128

LIABILITIES AND STOCKHOLDERS' EQUITY
Payable for investments purchased	$-	$14,990	$12
Income taxes payable	282	315	1,917
Compensation payable	26,147	21,049	44,980
Accrued expenses and other liabilities	44,613	50,448	46,895
Sub-total	71,042	86,802	93,804
Subordinated Notes (due June 15, 2023)	33,691	50,990	52,178
Total liabilities	104,733	137,792	145,982

Stockholders' equity (a)	120,090	93,880	61,146

Total liabilities and stockholders' equity	$224,823	$231,672	$207,128

(a) Shares outstanding of 26,395, 26,728, and 27,204, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.

Gabelli Funds, LLC is a registered investment adviser with the Securities and Exchange Commission and is a wholly owned subsidiary of GAMCO Investors, Inc. (NYSE: GBL).
Investors should carefully consider the investment objectives, risks, charges and expenses of the Fund before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing. To obtain a prospectus, please call 800 GABELLI or visit www.gabelli.com